Exhibit 4.1

ASSUMPTION AND AMENDMENT AGREEMENT

THIS ASSUMPTION AND AMENDMENT AGREEMENT, dated as of June 30, 2014 (this “Agreement”), among Oshkosh Corporation, a Wisconsin corporation incorporated in January 1930 (“OSK”), Oshkosh Corporation, a Wisconsin corporation incorporated in June 2014 (“Holdco”), OSHKOSH DEFENSE, LLC, a Wisconsin limited liability company (the “New Guarantor”) and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), is entered into pursuant to Section 11.22 of the Amended and Restated Credit Agreement, dated as of March 21, 2014 (the “Credit Agreement”), among OSK, various financial institutions (the “Lenders”) and the Administrative Agent.  Capitalized terms defined in the Credit Agreement and not otherwise defined herein have the respective meanings ascribed to them in the Credit Agreement.

WHEREAS, in connection with a holding company reorganization, OSK and its Subsidiaries have entered into that certain Contribution Agreement, dated as of June 30, 2014 (the “Contribution Agreement”) between OSK and Holdco;

WHEREAS, to effectuate the holding company reorganization, OSK and its Subsidiaries have consummated the following series of substantially simultaneous transactions (the “Holdco Reorganization”):  (i) pursuant to the terms of the Contribution Agreement, OSK has transferred to Holdco, and Holdco has acquired from OSK, the Contributed Assets (as defined in the Contribution Agreement) of OSK and its Subsidiaries; and (ii) OSK has merged with and into the New Guarantor, which is a wholly-owned subsidiary of Holdco; and

WHEREAS, Section 11.22 of the Credit Agreement provides that OSK may effectuate the Holdco Reorganization, subject to certain conditions, including the execution and delivery of this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1  Amendments and Assumption.  As of the date hereof:

1.1                               Definitions.  All references to the “Company” in the Credit Agreement and each other Loan Document shall refer to Holdco, except that any reference made to the “Company” in the Credit Agreement or any other Loan Document as of a specific date prior to the date hereof shall continue to refer to OSK.

1.2                               Assumption.  Holdco assumes all of the liabilities and obligations of OSK under the Credit Agreement and each of the other Loan Documents and guarantees (consistent with the provisions of Article XII of the Credit Agreement) any and all Obligations and Guaranteed Obligations.

1.3                               Addition of Parties to Pledge Agreement.  Each of Holdco and the New Guarantor become parties to the Pledge Agreement, and each party pledges all of the Equity Interests of its respective Subsidiaries to the extent required by the Pledge Agreement, to the Administrative Agent for the benefit of itself and the other Guaranteed Creditors (as defined in the Pledge Agreement), in each case by virtue of the counterpart signature pages to the Pledge Agreement delivered by Holdco and the New Guarantor to the Administrative Agent.

1.4                               Addition of Parties to Subsidiary Guaranty.  Each of Holdco and the New Guarantor become parties to the Subsidiary Guaranty by virtue of the joinder agreement to the Subsidiary Guaranty delivered by Holdco and the New Guarantor to the Administrative Agent.

1.5                               Addition of Parties to Security Agreement.  Each of Holdco and the New Guarantor become parties to the Security Agreement, and each party grants a security interest in all of its Collateral to the extent required by the Security Agreement, to the Administrative Agent for the benefit of itself and the other Guaranteed Creditors (as defined in the Security Agreement), in each case by virtue of the counterpart signature pages to the Security Agreement delivered by Holdco and the New Guarantor to the Administrative Agent.

SECTION 2  Representations and Warranties.  Each of OSK and Holdco represents and warrants to the Administrative Agent on the date of this Agreement, that:

(a)                                 the representations and warranties in Article VI of the Credit Agreement are true and correct in all material respects (or, if any such representation and warranty is qualified by reference to materiality or Material Adverse Effect, it is true and correct in all respects) on and as of such date with the same effect as if made on and as of such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date); and

(b)                                 no Event of Default or Default exists or shall result from the consummation of the Holdco Reorganization.

SECTION 3  Effectiveness of Agreement.  The effectiveness of this Agreement shall be subject to the satisfaction of the following conditions precedent:

(a)                                 Holdco shall have been duly formed as a legal entity organized under the laws of any state of the United States, with Organization Documents reasonably satisfactory in form and substance to the Administrative Agent, and, pursuant to such Organization Documents, Holdco shall have elected a Board of Directors and Holdco shall have elected and qualified officers authorized to act for Holdco;

(b)                                 Holdco shall have received a tax identification number from the Internal Revenue Service;

(c)                                  The Administrative Agent shall have received this Agreement duly executed by OSK, Holdco and the New Guarantor; and

(d)                                 The Administrative Agent shall have received all of the following, in form and substance reasonably satisfactory to the Administrative Agent, each duly executed by all applicable parties and dated a date reasonably satisfactory to the Administrative Agent:

(i)                                     a certificate signed by a Responsible Officer of each of OSK and Holdco certifying as to the conditions set forth in Section 5.02 of the Credit Agreement;

(ii)                                  copies of the resolutions of the Board of Directors or equivalent governing body of each of OSK, Holdco and the New Guarantor authorizing the Holdco Reorganization and transactions contemplated by the Loan Documents to which it is a party (or will become a party effective as of the date hereof), certified by the Secretary, an Assistant Secretary or a similar officer of such entity;

(iii)                               a certificate of the Secretary, an Assistant Secretary or a similar officer of each of OSK, Holdco and the New Guarantor certifying the names and true signatures of the officers of such entity authorized to execute, deliver and perform all Loan Documents to be delivered by it;

(iv)                              the articles or certificate of incorporation or organization (or similar charter document) and the bylaws (or similar governing documents) of each of OSK, Holdco and the New Guarantor, certified by the Secretary or an Assistant Secretary or a similar officer of such entity;

(v)                                 a good standing certificate or certificate of status for each of OSK, Holdco and the New Guarantor from the Secretary of State (or similar, applicable Governmental Authority) of its jurisdiction of formation (which shall be delivered either before or substantially simultaneously with the consummation of the Holdco Reorganization);

(vi)                              an opinion of Foley & Lardner LLP, counsel to OSK, Holdco and the New Guarantor, addressed to the Administrative Agent and the Lenders and in substance reasonably acceptable to the Administrative Agent;

(vii)                           counterpart signature pages to the Security Agreement executed by each of Holdco and the New Guarantor;

(viii)                        a Joinder Agreement to the Subsidiary Guaranty executed by Holdco and the New Guarantor;

(ix)                              counterpart signature pages to the Pledge Agreement executed by Holdco and the New Guarantor, together with (to the extent applicable) original stock certificates representing all shares to be pledged thereunder and corresponding stock powers executed in blank and original promissory notes and other instruments required to be pledged thereunder and corresponding instruments of transfer executed in blank;

(x)                                 all documentation, instruments and filings reasonably requested by the Administrative Agent to ensure that the Obligations continue to be secured by the real property Collateral owned by OSK prior to the date hereof, including without limitation, any amendments to or assignments of the Mortgages to which OSK is a party, and necessary to perfect and maintain the validity, effectiveness and priority of the real property Collateral Documents and the Liens intended to be created thereby with respect to such owned real property;

(xi)                              a Note executed by Holdco in replacement of each Note previously delivered to any Lender under the Credit Agreement;

(xii)                           all documentation and other information requested by the Administrative Agent or any Lender that is required under applicable “know your customer” and anti-money laundering rules and regulations, including all information required under the Act;

(xiii)                        a certificate signed by a Responsible Officer of each of OSK and Holdco certifying as to copies of the agreements, instruments and other documents entered into by all necessary parties pertaining to the transactions effecting the Holdco Reorganization; and

(xiv)                       a certificate signed by a Responsible Officer of each of OSK and Holdco certifying that, upon consummation of the Holdco Reorganization, Holdco and its Subsidiaries, on a consolidated basis, will have a corporate family rating from each of Moody’s and S&P that is the same as or better than the ratings from each for OSK and its Subsidiaries on a consolidated basis immediately prior to the consummation of the Holdco Reorganization.

SECTION 4  Miscellaneous.

4.1                               Continuing Effectiveness, etc.  As amended and supplemented hereby, the Credit Agreement and each of the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed in all respects.  As of the date hereof, all references in the Credit Agreement and the other Loan Documents to “Credit Agreement” or any other Loan Document or similar terms shall refer to the Credit Agreement and such other Loan Documents as amended and supplemented hereby.

4.2                               Limitation of its Terms.  This Agreement is limited to the matters specifically set forth herein and does not constitute a waiver, consent or amendment with respect to any other matter whatsoever.

4.3                               General.  The provisions of Sections 11.04 (Costs and Expenses; Indemnification), 11.06 (Successors and Assigns), 11.11 (Counterparts), 11.14 (Governing Law and Jurisdiction) and 11.15 (Waiver of Jury Trial) of the Credit Agreement are incorporated into this Agreement as if fully set forth herein, mutatis mutandis.

4.4                               Loan Document.  This Agreement is a Loan Document.

[Signature Pages Follow]

Delivered as of the day and year first above written.

OSHKOSH CORPORATION (“OSK”)

By:	/s/ David M. Sagehorn
Name: David M. Sagehorn
Title: Executive Vice President and Chief Financial Officer

OSHKOSH CORPORATION (“Holdco”)

By:	/s/ David M. Sagehorn
Name: David M. Sagehorn
Title: Executive Vice President and Chief Financial Officer

OSHKOSH DEFENSE, LLC

By:	/s/ David M. Sagehorn
Name: David M. Sagehorn
Title: Executive Vice President, Chief Financial Officer and Treasurer

Assumption and Amendment Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Rosanne Parsill
Name: Rosanne Parsill
Title: Vice President

Assumption and Amendment Agreement